C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S Vivint Solar Asset 3 HoldCo Parent, LLC (A Delaware Limited Liability Company) As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 With Report of Independent Auditors

Vivint Solar Asset 3 HoldCo Parent, LLC Consolidated Financial Statements As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Page Report of Independent Auditors 1 Consolidated Balance Sheets 3 Consolidated Statements of Operations 4 Consolidated Statements of Comprehensive Income 5 Consolidated Statements of Noncontrolling Interests and Members’ Equity 6 Consolidated Statements of Cash Flows 7 Notes to Consolidated Financial Statements 8

Report of Independent Auditors The Members Vivint Solar Asset 3 Holdco Parent, LLC Opinion We have audited the consolidated financial statements of Vivint Solar Asset 3 Holdco Parent, LLC (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive (loss) income, non-controlling interests and members’ equity and cash flows for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020 and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) through December 31, 2020, in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit. 1

 Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. /s/ Ernst & Young LLP Salt Lake City, Utah March 30, 2022 2

2021 2020 Assets Current assets: Cash 7,177$ 84,328$ Restricted cash 1,296 469 Accounts receivable (net of allowance for credit losses of $454) 2,706 558 Accounts receivable, affiliates 1,481 465 Prepaid expenses aand other current assets 368 379 Total current assets 13,028 86,199 Solar energy systems, net 363,729 213,880 Other assets 7,594 2,659 Total assets 384,351$ 302,738$ Liabilities and members' equity Current liabilities: Accounts payable 139$ 79$ Distributions payable, noncontrolling interests 1,343 190 Notes payable, current portion 4,475 1,178 Accrued expenses 5,913 1,163 Deferred revenue, current portion 615 100 Total current liabilities 12,485 2,710 Notes payable, net of current portion 361,678 135,685 Deferred revenue, net of current portion 4,840 475 Other liabilities - 209 Total liabilities 379,003 139,079 Members' (deficit) equity (41,117) 86,253 Accumulated other comprehensive loss (3,159) - Noncontrolling interests 49,624 77,406 Total equity 5,348 163,659 Total liabilities and members’ equity 384,351$ 302,738$ The accompanying notes are integral part of these consolidated financial statements. Vivint Solar Asset 3 HoldCo Parent, LLC (In Thousands) Consolidated Balance Sheets (A Delaware Limited Liability Company) As of December 31, 3

Year ended December 31, 2021 From October 9, 2020 (date of acquistion) to December 31, 2020 Revenue: Customer agreements and incentives 27,530$ 1,170$ Solar energy systems sales 147 - Total revenue 27,677 1,170 Operating expenses: Cost of customer agreements and incentives 14,518 1,038 General and administrative 537 315 Cost of solar energy systems sales 68 - Total operating expenses 15,123 1,353 Income (loss) from operations 12,554 (183) Interest expense 16,307 1,365 Other (income) expense, net (4,356) 235 Net income (loss) 603 (1,783) Net loss attributable to noncontrolling interests (165,341) (41,291) Net income attributable to equity members 165,944$ 39,508$ The accompanying notes are integral part of these consolidated financial statements. Consolidated Statements of Operations Vivint Solar Asset 3 HoldCo Parent, LLC (A Delaware Limited Liability Company) (In Thousands) For the year ended December 31, 2021 and from October 9, 2020 (date of acquisition) to December 31, 2020 4

Year ended December 31, 2021 From October 9, 2020 (date of acquistion) to December 31, 2020 Net income attributable to equity members 165,944$ 39,508$ Unrealized loss on derivatives (5,260) - Adjustment for net gain on derivatives recognized into earnings 2,101 - Other comprehensive loss (3,159) - Comprehensive income 162,785$ 39,508$ The accompanying notes are integral part of these consolidated financial statements. Vivint Solar Asset 3 HoldCo Parent, LLC (A Delaware Limited Liability Company) Consolidated Statements of Comprehensive Income (In Thousands) For the year ended December 31, 2021 and from October 9, 2020 (date of acquisition) to December 31, 2020 5

Vivint Solar Asset 3 Manager, LLC HA Galileo LLC Accumulated Other Comprehensive Income Noncontrolling Interests Total Balance at October 9, 2020 (date of acquisition) 98,302$ 10$ -$ 39,000$ 137,312$ Contributions 41,503 - - 79,886 121,389 Distributions (93,070) - - (189) (93,259) Net income (loss) 39,518 (10) - (41,291) (1,783) Balance at December 31, 2020 86,253 - - 77,406 163,659 Contributions 47,235 - - 141,892 189,127 Distributions (340,549) - - (4,333) (344,882) Other comprehensive loss - - (3,159) - (3,159) Net income (loss) 165,944 - - (165,341) 603 Balance at December 31, 2021 (41,117)$ -$ (3,159)$ 49,624$ 5,348$ The accompanying notes are integral part of these consolidated financial statements. (In Thousands) Vivint Solar Asset 3 HoldCo Parent, LLC (A Delaware Limited Liability Company) Consolidated Statements of Noncontrolling Interests and Members' Equity For the year ended December 31, 2021 and from October 9, 2020 (date of acquisition) to December 31, 2020 6

Year ended December 31, 2021 From October 9, 2020 (date of acquistion) to December 31, 2020 Operating activities Net income (loss) 603$ (1,783)$ Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation 11,054 1,038 Bad debt expense 461 - Other noncash items (3,111) 51 Changes in operating assets and liabilities: Accounts receivable (2,609) (112) Accounts receivable, affiliates (1,094) (1,437) Other assets (2,261) (218) Accounts payable 139 17 Accrued expenses and other liabilities 2,916 1,342 Deferred revenue 5,298 515 Net cash provided by (used in) operating activities 11,396 (587) Investing activities Payments for the costs of solar energy systems (161,169) (80,344) Proceeds from solar energy systems sales 147 - Net cash used in investing activities (161,022) (80,344) Financing activities Contributions from equity members 47,235 41,503 Contributions from noncontrolling interests 141,892 79,886 Distributions to equity members (340,549) (93,070) Distributions to noncontrolling interests (3,180) (45) Proceeds from issuance of notes payable 228,630 95,368 Repayment of notes payable (726) (5,256) Net cash provided by financing activities 73,302 118,386 Net change in cash and restricted cash (76,324) 37,455 Cash and restricted cash, beginning of period 84,797 47,342 Cash and restricted cash, end of period 8,473$ 84,797$ Supplemental disclosures of cash flow information Cash paid for interest 11,473$ 214$ The accompanying notes are integral part of these consolidated financial statements. Vivint Solar Asset 3 HoldCo Parent, LLC (A Delaware Limited Liability Company) Consolidated Statements of Cash Flows (In Thousands) For the year ended December 31, 2021 and from October 9, 2020 (date of acquisition) to December 31, 2020 7

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements 1. General Vivint Solar Asset 3 HoldCo Parent, LLC (the “Company”), a Delaware limited liability company, was formed on September 14, 2020 for the purpose of admitting HA Galileo, LLC (the “Hannon Member”) as the Class A member in the Company and the conversion of Class B Member’s limited liability company interest in the Company to Class B membership interest, and to further set forth the respective rights and obligations of the Member with respect to the Company. On October 8, 2020 (the “Closing Date”), Sunrun Inc. (“Sunrun”) completed the acquisition of the Company by acquiring the Company’s parent company, Vivint Solar, Inc. (the “Parent”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 6, 2020, by and among Sunrun, the Parent and Viking Merger Sub, Inc., a direct wholly owned subsidiary of Sunrun (“Merger Sub”), pursuant to which Merger Sub merged with and into the Parent (the “Merger”). As a result of the Merger, the Company became a direct wholly owned subsidiary of Sunrun. The respective membership interest in the Company are as follows: Hannon Member owns 100% of Class A membership in the Company and Vivint Solar Asset 3 Manager, LLC (“Manager”) owns 100% of the Class B membership in the Company. Manager, through other wholly-owned subsidiaries, is a wholly-owned subsidiary of Sunrun Inc. (“Sunrun”), a developer of residential solar energy systems. As of December 31, 2021, the Company owns 100% of the membership interest in Vivint Solar Asset 3 HoldCo Borrower, LLC (“HoldCo Borrower”), which owns 100% of the membership interest in Vivint Solar Senior Parent, LLC, which owns 100% of Vivint Solar Senior Borrower, LLC (“Senior Borrower”), which owns all of the outstanding membership interests in Vivint Solar Fund 28 Manager, LLC and Vivint Solar Fund 29 Manager, LLC. These entities own 100% of the Class B membership interest in their subsidiaries, and 100% of the Class A membership interests are held by third party tax equity investors (“Investors”). 2. Summary of Significant Accounting Policies Basis of Accounting and Principles of Consolidation As a result of the Merger, the Company’s assets and liabilities were adjusted to fair value on the Closing Date in accordance with business combination accounting rules. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflect the accounts and operations of the Company, its subsidiaries in which the Company has a controlling financial interest and the investment funds formed to fund the purchase of solar energy systems, which are consolidated as variable interest entities (“VIEs”). The Company uses a qualitative approach in assessing the consolidation requirement for VIEs. This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company has determined that it is the primary beneficiary in all of its VIEs. Substantially all of the assets and liabilities except notes payable of the Company are related to its VIEs. The Company evaluates its relationships with the VIEs on an ongoing basis to ensure that it continues to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation. Beginning in the quarter ended March 31, 2020, a strain of coronavirus (COVID-19) has spread throughout the world, and at this point, the extent to which the coronavirus may impact operations of the Company is uncertain. 8

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) The extent of the impact of the coronavirus on the Company's business and operations will depend on several factors, such as the duration, severity, and geographic spread of the outbreak. The Company is monitoring the evolving situation closely and evaluating its potential exposure. Use of Estimates The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company regularly makes significant estimates and assumptions including, but not limited to, estimates that affect the Company’s revenue recognition, the useful lives of solar energy systems, the valuation of derivative financial instruments, non-controlling interests and the recoverability of long-lived assets. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates. Cash and Restricted Cash Cash includes all cash balances on deposit with financial institutions. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company has exposure to credit risk to the extent cash balances exceed amounts covered by federal deposit insurance. The Company believes that its credit risk is not significant. Restricted cash represents the amount related to obligations under certain financing transactions and future replacements of solar energy system components. Accounts Receivable, net Accounts receivables consist of amounts due from customers, as well as state and utility rebates due from government agencies and utility companies. Under arrangements with customers, the customer typically assigns incentive rebates to the Company. Accounts receivables are recorded at the net realizable value. The Company maintains allowances for the applicable portion of receivables using the expected credit loss model. The Company estimates expected credit losses from doubtful accounts based upon the expected collectability of all accounts receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, current economic trends, and management’s expectation of future economic conditions. Once a receivable is deemed to be uncollectible, it is written off. Solar Energy Systems, net The customers enter into an agreement to obtain continuous access to a functioning solar energy system (“Customer Agreements”). The Company records solar energy systems subject to signed Customer Agreements as solar energy systems, net on its consolidated balance sheet. Solar energy systems, net is comprised of system equipment costs, less accumulated depreciation. Depreciation on solar energy systems is calculated on a straight- line basis over their estimated useful lives of 35 years. The Company periodically reviews its estimated useful life and recognizes changes in estimates by prospectively adjusting depreciation expense. Inverters and batteries are depreciated over their estimated useful life of 10 to 13 years. 9

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) Impairment of Long-Lived Assets The carrying amounts of the Company’s long-lived assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows that the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the Company depreciates and amortizes the remaining carrying value over the new shorter useful life. No impairment of solar energy systems has been recorded for the year ended December 31, 2021 or for the period from October 9, 2020 (date of acquisition) to December 31, 2020. Deferred Revenue When the Company receives consideration, or when such consideration is unconditionally due, from a customer prior to delivering goods or services to the customer under the terms of a Customer Agreement, the Company records deferred revenue. Such deferred revenue consists of amounts for which the criteria for revenue recognition have not yet been met and includes amounts that are collected or assigned from customers, including upfront deposits and prepayments, and rebates. Deferred revenue relating to financing components represents the cumulative excess of interest expense recorded on financing component elements over the related revenue recognized to date and will eventually net to zero by the end of the initial term. Solar Energy Performance Guarantees The Company guarantees to customers certain specified minimum solar energy production output for solar facilities over the initial term of the Customer Agreements. The Company monitors the solar energy systems to determine whether these specified minimum outputs are being achieved. Annually or every two years, depending on the terms of the Customer Agreement, the Company will refund a portion of electricity payments to a customer if his or her solar energy production output was less than the performance guarantee. The Company considers this a variable component that offsets the transaction price. Derivative Financial Instruments The Company uses derivative financial instruments, primarily interest rate swaps, to manage its exposure to interest rate risks on its syndicated term loans, recognized on the consolidated balance sheet at their fair values. On the date that the Company enters into a derivative contract, the Company formally documents all relationships between the hedging instruments and the hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the consolidated balance sheet as either a freestanding asset or liability. Changes in the fair value of a derivative that is designated and qualifies as an effective cash flow hedge are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged item. Any derivative gains and losses that are not effective in hedging the variability of expected cash flows of the hedged item or that do not qualify for hedge accounting treatment are recognized directly into earnings. Changes in the fair value of a derivative not designated as a hedge are recorded directly into earnings. At the hedge’s inception and quarterly thereafter, a formal assessment is performed to determine whether changes in cash flows of the derivative instrument have been highly effective in offsetting changes in the cash flows of 10

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) the hedged items and whether they are expected to be highly effective in the future. The Company discontinues hedge accounting prospectively when (i) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the derivative instrument is carried at its fair market value on the consolidated balance sheet with the changes in fair value recognized in current period earnings. The remaining balance in accumulated other comprehensive loss associated with the derivative that has been discontinued is not recognized in the consolidated statement of operations unless it is probable that the forecasted transaction will not occur. Such amounts are recognized in earnings when earnings are affected by the hedged transaction. The Company determines the fair value of its interest rate swaps using a discounted cash flow model which incorporates an assessment of the risk of non-performance by the interest rate swap counterparty and an evaluation of the Company’s credit risk in valuing derivative instruments. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads, and measures of volatility. Fair Value of Financial Instruments The Company defines fair value as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. The Financial Accounting Standards Board (“FASB”) establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:  Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;  Level 2 - Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and  Level 3 - Inputs that are unobservable, significant to the measurement of the fair value of the assets or liabilities and are supported by little or no market data Revenue Recognition The Company recognizes revenue when control of goods or services is transferred to its customers, in an amount that reflects the consideration it is expected to be entitled to in exchange for those goods and services. Customer agreements and incentives Customer agreements and incentives is primarily comprised of revenue from Customer Agreements in which the Company provides continuous access to a functioning solar system and revenue from the sales of SRECs generated by the Company’s solar energy systems to third parties. The Company begins to recognize revenue on Customer Agreements when permission to operate (“PTO”) is given by the local utility company or on the date daily operation commences if utility approval is not required. Revenue recognition does not necessarily follow the receipt of cash. For Customer Agreements that include a fixed fee per month which entitles the customer to any and all electricity generated by the system, and for which 11

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) the Company’s obligation is to provide continuous access to a functioning solar energy system, the Company recognizes revenue evenly over the time that it satisfies its performance obligations, which is over the initial term of the Customer Agreements. For Customer Agreements that charge a fixed price per kilowatt hour, and for which the Company’s obligation is the provision of electricity from a solar energy system, revenue is recognized based on the actual amount of power generated at rates specified under the contracts. Customer Agreements typically have an initial term of 20 or 25 years. After the initial contract term, Customer Agreements typically automatically renew on an annual basis. In determining the transaction price, the Company adjusts the promised amount of consideration for the effects of the time value of money when the timing of payments provides it with a significant benefit of financing the transfer of goods or services to the customer. In those circumstances, the contract contains a significant financing component. When adjusting the promised amount of consideration for a significant financing component, the Company uses the discount rate that would be reflected in a separate financing transaction between the entity and its customer at contract inception and recognizes the revenue amount on a straight-line basis over the term of the Customer Agreement, and interest expense using the effective interest rate method. Consideration from customers is considered variable due to the performance guarantee under Customer Agreements. Performance guarantees provide a credit to the customer if the system's cumulative production, as measured on various PTO anniversary dates, is below the Company's guarantee of a specified minimum. Revenue is recognized to the extent it is probable that a significant reversal of such revenue will not occur. Solar energy system sales Solar energy systems sales is comprised of solar energy systems purchased by customers who had previously entered into a Customer Agreement with the Company. The Company recognizes revenue when the purchase and sale agreement is signed by both parties, provided all other revenue recognition criteria are met. Taxes assessed by government authorities that are directly imposed on revenue producing transactions are excluded from solar energy systems sales. Cost of Revenue Customer agreements and incentives Cost of revenue for customer agreements and incentives is primarily comprised of (1) the depreciation of the cost of the solar energy systems, and (2) solar energy system operations, monitoring and maintenance costs including associated personnel costs. Solar energy system sales For solar energy systems sold to customers which have been previously subject to a Customer Agreement, the Company recognizes cost when the purchase and sale agreement is signed by both parties as the control transfers to the customer at that time. Non-Controlling Interests Non-controlling interests represent fund investors’ interests in the net assets of certain consolidated investment funds, which have been entered into by the Company in order to finance the costs of solar energy systems under long-term customer contracts. The Company has determined that the provisions in the contractual arrangements represent substantive profit-sharing arrangements, which gives rise to the non-controlling interests. The Company has further determined that the appropriate methodology for attributing income and loss to the non- 12

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) controlling interests each period is a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, the amounts of income and loss attributed to the non- controlling interests in the consolidated statements of operations reflect changes in the amounts the fund investors would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements of these structures, assuming the net assets of these funding structures were liquidated at recorded amounts. The fund investors’ non-controlling interest in the results of operations of these funding structures is determined as the difference in the non-controlling interests’ claims under the HLBV method at the start and end of each reporting period, after considering any capital transactions, such as contributions or distributions, between the fund and the fund investors. Attributing income and loss to the non-controlling interests under the HLBV method requires the use of significant assumptions and estimates to calculate the amounts that fund investors would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant impact on the amount that fund investors would receive upon a hypothetical liquidation. The use of the HLBV methodology to allocate income to the non-controlling holders may create volatility in the Company’s consolidated statements of operations as the application of HLBV can drive changes in net income available and loss attributable to non- controlling interests from year to year. Income Taxes The Company was organized as a limited liability company. Members are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in these consolidated financial statements. The Company’s federal, state and local income tax returns since inception are still subject to audit. Concentrations of Risk Financial instruments which potentially subject the Company to concentrations of risk consist primarily of cash and accounts receivable. The associated risk of concentration for cash is mitigated by banking with institutions with high credit ratings. At certain times, amounts on deposit exceed Federal Deposit Insurance Corporation insurance limits. The Company does not require collateral or other security to support accounts receivable. To reduce risk, management performs periodic credit evaluations and ongoing evaluations of its customers’ financial conditions. The Company is not dependent on any single customer. The loss of a customer would not adversely impact the Company’s operating results or financial position. The Company’s customers under Customer Agreements are located in several states in the U.S. Recently Adopted Accounting Pronouncements In January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope, which permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by reference rate reform. This ASU is effective upon issuance and can generally be applied through December 31, 2022. The Company adopted ASU 2019-12 effective January 1, 2021, and there was no impact to its consolidated financial statements. In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or other reference rates that are expected to be discontinued because of reference rate reform. This ASU is available for adoption as of the beginning of the interim period that includes March 12, 13

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) 2020 through December 31, 2022, as contract modifications or hedging relationships entered into or evaluated after December 31, 2022 are excluded unless an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. For the Company’s cash flow hedges in which the designated hedged risk is LIBOR or another rate that is expected to be discontinued, the Company has adopted the portion of the guidance that allows it to assert that it remains probable that the hedged forecasted transaction will occur. The Company adopted the remainder of this guidance effective January 1, 2021, and there was no impact to its consolidated financial statements. 3. Solar Energy Systems, Net Solar energy systems, net consist of the following (in thousands): December 31, 2021 2020 System equipment costs $ 375,820 $ 214,918 Less: Accumulated depreciation (12,091) (1,038) Solar energy systems, net $ 363,729 $ 213,880 All solar energy systems have been leased to or are subject to signed Customer Agreements with customers. The Company recorded depreciation expense related to solar energy systems of $11.1 million and $1.0 million in cost of customer agreements and incentives for the year ended December 31, 2021 and or the period from October 9, 2020 (date of acquisition) to December 31, 2020, respectively. 4. Other Assets Other assets consist of the following (in thousands): December 31, 2021 2020 Unbilled receivables $ 2,789 $ 83 Allowance for credit losses on unbilled receivables (28) (1) Derivative assets 3,082 - Other assets 1,751 2,577 Total $ 7,594 $ 2,659 The majority of unbilled receivables arise from fixed price escalators included in the Company's long-term Customer Agreements. The escalator is included in calculating the total estimated transaction value for an individual Customer Agreement. The total estimated transaction value is then recognized over the term of the Customer Agreement. The amount of unbilled receivables increases while cumulative billings for an individual Customer Agreement are less than the cumulative revenue recognized for that Customer Agreement. Conversely, the amount of unbilled receivables decreases when the actual cumulative billings becomes higher than the cumulative revenue recognized. At the end of the initial term of a Customer Agreement, the cumulative amounts recognized as revenue and billed to date are the same, therefore the unbilled receivable balance for an individual Customer Agreement will be zero. The Company applies an estimated loss-rate in order to determine the current expected credit loss for unbilled receivables. The estimated loss-rate is determined by analyzing historical credit losses, residential first and second mortgage foreclosures and consumers' utility default rates, as well as current economic conditions. The Company reviews individual customer collection status of electricity billings to 14

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC
As of December 31, 2021 and 2020 and for the year ended
December 31, 2021 and for the period from October 9, 2020
(date of acquisition) to December 31, 2020
Notes to Consolidated Financial Statements(cont'd)

determine whether the unbilled receivables for an individual customer should be written off.

5. Notes Payable Obligations

In October 2020, HoldCo Borrower and Senior Borrower entered into a Loan Agreement and a Credit Agreement with a bank and a syndicate of banks, respectively, for up to \$430.0 million in committed facilities. Specifically, HoldCo Borrower entered into a \$140.0 million subordinated term loan ("HoldCo Debt"), which matures on October 6, 2032, and Senior Borrower entered into a \$275.0 million senior term loan ("Senior Debt"), and a \$15.0 million letter of credit facility for which draws are intended solely for the purposes of satisfying the required debt service reserve amount, if necessary, both of which mature on October 5, 2027. The Company's borrowings are limited to the lessor of the total commitment or the unused borrowing base capacity.

Senior Debt is a senior delayed draw term loan that bears interest at LIBOR (or other contractually stipulated benchmark if a benchmark transition event occurs), plus an applicable margin equal to 2.50% per annum. HoldCo Debt is a subordinated term loan that bears interest at a fixed rate of 8.50% per annum. Under Senior Debt, prepayments are permitted with no penalties after the availability period, ending April 2, 2022. Under HoldCo Debt, prepayments are permitted with associated penalties ranging from 1.00%-5.00% depending on the timing of prepayments. As of December 31, 2021, Senior Debt's and HoldCo Debt's unused borrowing capacities were \$3.9 million and \$0.0 million, respectively. As of December 31, 2020, Senior Debt's and HoldCo Debt's unused borrowing capacities were \$3.9 million and \$0.4 million, respectively. Of the total commitment related to the term loans, \$370.9 million and \$136.7 million was outstanding as of December 31, 2021 and December 31, 2020, respectively.

The aforementioned credit facility is secured by net cash flows of certain subsidiaries from Customer Agreements, less certain operating, maintenance, and other expenses, which are available to the borrowers after distributions to tax equity investors. Under the terms of this facility, the Company pays interest and principal from the net cash flows available to it. The facility contains customary covenants including the requirement to maintain certain financial measurements and provide lender reporting. The credit facility also contains certain provisions in the event of default, which entitle lenders to take certain actions including acceleration of amounts due under the facility. The Company was in compliance with all debt covenants as of December 31, 2021.

Financing costs incurred with securing a term loan are recorded in the Company's consolidated balance sheet as an offset to the term loan and amortized to interest expense in the Company's consolidated statement of operations over the contractual life of the loan.

The schedules maturities of Notes payable as of December 31, 2021 are as follows (in thousands):

2022	$	4,949
2023		6,245
2024		6,245
2025		6,094
2026		6,202
Thereafter		341,163
Subtotal		370,898
Less: Notes payable discount		(4,745)
Total	$	366,153

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VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC
As of December 31, 2021 and 2020 and for the year ended
December 31, 2021 and for the period from October 9, 2020
(date of acquisition) to December 31, 2020
Notes to Consolidated Financial Statements(cont'd)

6. Derivatives

The Company uses interest rate swaps to hedge variable interest payments due on its loan. These swaps allow the Company to incur fixed interest rates on this loan and receive payments based on variable interest rates with the swap counterparty based on the three month LIBOR on the notional amounts over the life of the swaps.

Certain interest rate swaps have been designated as cash flow hedges. The credit risk adjustment associated with these swaps is the risk of non-performance by the counterparties to the contracts. In the year ended December 31, 2021, the hedge relationships on the Company's interest rate swaps have been assessed as highly effective as the quarterly assessment performed determined changes in cash flows of the derivative instruments have been highly effective in offsetting the changes in the cash flows of the hedged items and are expected to be highly effective in the future. Accordingly, changes in the fair value of these derivatives are recorded as a component of accumulated other comprehensive loss. Changes in the fair value of these derivatives are subsequently reclassified into earnings, and are included in interest expense in the Company's consolidated statement of operations, in the period that the hedged forecasted transactions affect earnings. To the extent that the hedge relationships are not effective, changes in the fair value of these derivatives are recorded in other expenses, net in the Company's consolidated statement of operations on a prospective basis. During the next twelve months, the Company expects to reclassify $2.7 million of net losses on derivative instruments from accumulated other comprehensive loss to earnings. There were no undesignated derivative instruments recorded by the Company as of December 31, 2021. Interest rate swaps as of December 31, 2020 were not designated as cash flow hedges. All accumulated other comprehensive loss activity is related to derivative activity.

At December 31, 2021, the Company has the following derivative instruments, of which $3.1 million were classified as derivative assets and $2.2 million were classified as derivative liabilities and were reported in other assets and accrued expense and other liabilities, respectively in the Company's consolidated balance sheet, all of which are measured at fair value on a recurring basis, based upon the fair value hierarchy defined below (in thousands, other than quantity and interest rates):

Type	Quantity	Effective Dates	Maturity Dates	Hedge Interest Rates	Notional Amount	Fair Market Value	Fair Value Hierarchy
Interest rate swaps	14	10/30/2020 - 7/30/2021	7/31/2039 - 7/31/2042	1.14% - 1.97%	$225,090	$931	Level 2

At December 31, 2020, the Company had the following derivative instruments classified as derivative liabilities, of which $0.3 million and $0.2 million were reported in accrued expenses and other liabilities, respectively on the Company's consolidated balance sheet, all of which are measured at fair value on a recurring basis, based upon the hierarchy defined below (in thousands, other than quantity and interest rates):

Type	Quantity	Effective Dates	Maturity Dates	Hedge Interest Rates	Notional Amount	Fair Market Value	Fair Value Hierarchy
Interest rate swaps	2	10/30/2020	4/30/2040	1.15% - 1.16%	$42,030	$526	Level 2

7. Variable Interest Entity Arrangements

The Company consolidated various VIEs at December 31, 2021 and December 31, 2020. The carrying amounts and classifications of the VIEs' assets and liabilities included in the consolidated balance sheets are as follows (in thousands):

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VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) December 31, 2021 2020 Assets Current assets: Cash $ 6,390 $ 57,828 Accounts receivable (net of allowance for credit losses) 2,706 558 Prepaid expenses and other current assets 368 379 Total current assets 9,464 58,765 Solar energy systems, net 363,729 213,880 Other assets 4,512 2,659 Total assets $ 377,705 $ 275,304 Liabilities and members' equity Current liabilities: Accounts payable $ 139 $ 79 Accounts payable, affiliates 2,257 605 Distributions payable, noncontrolling interests 1,343 190 Accrued expenses 494 31 Deferred revenue, current portion 615 100 Total current liabilities 4,848 1,005 Deferred revenue, net of current portion 4,840 475 Total liabilities $ 9,688 $ 1,480 8. Commitments and Contingencies As of December 31, 2021, the Company had an unused balance of $10.0 million on its letter of credit, which carries a fee of 0.75% per annum and a used balance of $5.0 million, which carries a fee of 2.50% per annum. The letter of credit carries a maturity date of September 2022. As of December 31, 2020, the Company had an unused balance of $11.6 million on its letter of credit, which carries a fee of 0.75% per annum and a used balance of $3.4 million, which carries a fee of 2.50% per annum. The letter of credit expired on December 31, 2021. 9. Related Party Transactions Sunrun, through its investment in Manager, is the managing member of the Company. As the managing member, Sunrun has full discretion to make decisions for, and manage the business of, the Company for the purposes stated in the management agreement between Sunrun and the Company. Accounts Receivable, affiliates The accounts receivable, affiliates account consists of miscellaneous receivables, net of any payables to Sunrun and its subsidiaries for rebates and SRECs where the cash has not been remitted. 17

VIVINT SOLAR ASSET 3 HOLDCO PARENT, LLC As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020 Notes to Consolidated Financial Statements(cont’d) Management and Administrative Services Fee Prior to the Closing Date, the Company entered into the Administrative Services Agreement (“ASA”) with Vivint Solar Provider, LLC (“Provider”), a wholly owned subsidiary of Sunrun. Pursuant to the ASA, Provider shall provide certain administrative services to the Company in exchange for an annual administrative services fee of $4.50 per DC kilowatt of installed nameplate capacity, escalating annually according to the terms of the LLC Agreement (the “LLCA”), prorated for any capacity not available for a full year. The Company incurred management and administrative services fees to Provider of $547 thousand and $38 thousand, which is included in General and administrative in the statements of operations, for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020, respectively. Maintenance Services Fee Prior to the Closing Date, the Company entered into the Maintenance Services Agreement (“MSA”) with Provider. Pursuant to the MSA, Provider shall provide certain system maintenance services to the Company in exchange for an annual maintenance services fee of $16.50 per DC kilowatt of installed nameplate capacity, escalating annually according to the terms of the LLCA, prorated for any capacity not available for a full year. The Company incurred maintenance services fees to Provider of $2.0 million and $139 thousand, which are included in General and administrative in the statements of operations, for the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020, respectively. Distributions to Investor Members In October 2020, the Company entered into the LLCA with the Managing Member and the Hannon Member pursuant to which the Company receives capital contributions for the purchase of projects from Vivint Solar Developer, LLC, a wholly owned subsidiary of Sunrun. In exchange for the contributions, the Hannon Member receives monthly distributions from the Company. For each month the Hannon Member will receive 50.00% of any distributable cash. For the year ended December 31, 2021 and for the period from October 9, 2020 (date of acquisition) to December 31, 2020, the Company paid no distributions to the Hannon Member. 10. Subsequent Events Subsequent events have been evaluated through March 30, 2022, which is the date the consolidated financial statements were available to be issued. No subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements. 18